Exhibit 5.1

March 7, 2006

Bronco Drilling Company, Inc.

14313 North May Avenue

Suite 100

Oklahoma City, Oklahoma 73134

Re:	Bronco Drilling Company, Inc.
Registration Statement on Form S-1 (Registration No. 333-131420)

Ladies and Gentlemen:

We have acted as counsel to Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 1,700,000 shares (the “Company Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), and by Bronco Drilling Holdings, L.L.C., as the selling stockholder listed in the Registration Statement (the “Selling Stockholder”), of up to 1,300,000 shares of Common Stock and up to 450,000 additional shares of Common Stock to be sold by the Selling Stockholder pursuant to the exercise of an over-allotment option (the “Selling Stockholder’s Shares” and together with the Company Shares, the “Securities”) pursuant to the terms of an underwriting agreement to be executed by the Company, the Selling Stockholder and Jefferies & Company, Inc. on behalf of the several underwriters.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. As counsel to the Company in connection with the preparation and filing of the Registration Statement, we are familiar with the proceedings taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Securities.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) when the Company Shares have been issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized, validly issued and fully paid and non-assessable, and (ii) the Selling

Bronco Drilling Company, Inc.

March 7, 2006

Stockholder’s Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP